UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders

May 6, 2008

March 28, 2008

Date:	Tuesday, May 6, 2008

Time:	9:00 a.m., Central Time

Place:	Barton Creek Resort 8212 Barton Club Drive Austin, Texas 78735

Purpose:	• To elect one director,
• To ratify the appointment of our independent auditors, and
• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 12, 2008.

Your vote is important. Whether or not you plan to attend the meeting, please promptly submit your vote online or complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

Kenneth N. Jones
General Counsel & Secretary

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned Stratus Properties Inc. stock on the record date or an account statement showing that you owned Stratus Properties Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Stratus Properties Inc.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701

The 2007 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 28, 2008.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stratus Properties Inc. for use at our Annual Meeting of Stockholders to be held on May 6, 2008, and at any adjournments (the meeting).

Who Can Vote

Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 7,566,181 shares of our common stock outstanding.

Voting Rights

The inspector of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present in person or represented by proxy and entitled to vote at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

A quorum at the meeting is a majority of our common stock entitled to vote present in person or represented by proxy. The inspector of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

How to Vote By Proxy.  If your shares are registered in your name, there are two ways to vote your proxy: by internet or by mail. Your internet vote authorizes William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

•	Vote by Internet — http://www.ivselection.com/stratus08

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on May 5, 2008.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

How Proxies Will Be Voted.  If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you sign and submit a proxy but do not mark a box with respect to one or more of the proposals, your proxies will follow the board of directors’ recommendations and your proxy will be voted:

•	FOR the proposed director nominee, and

•	FOR the ratification of the appointment of the independent auditors.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy.  If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701 by November 28, 2008.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 6, 2009, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary. Failure to comply with our by-law procedures and deadlines may preclude the presentation of your proposal at the next meeting.

Corporate Governance

Board Structure and Committee Composition

Our board consists of four members and has primary responsibility for directing the management of our business and affairs. Our board held four regular meetings and two special meetings during 2007. Non-

employee directors meet in executive session at the end of each board meeting. The chair of executive session meetings rotates between the chairpersons of the two standing committees (discussed below), except as the non-employee directors may otherwise determine for a specific meeting.

To provide for effective direction and management of our business, our board has established an audit committee and a corporate personnel committee. Our board does not have a nominating committee. The entire four-person board, three members of which are independent as discussed below, acts as our nominating committee. During 2007, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are also invited to attend annual meetings of our stockholders. Messrs. Armstrong and Garrison attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2007

Michael D. Madden, Chairman	• please refer to the audit committee report	5
Bruce G. Garrison
James C. Leslie

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2007

James C. Leslie, Chairman	• determines the compensation of our executive officers	5
Michael D. Madden	• administers our incentive and stock-based compensation plans
• please also refer to the corporate personnel committee procedures

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at either its last meeting of a fiscal year (usually held in December), or its first meeting of the following year (usually held in January). Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, these meetings are scheduled approximately four to five months in advance. The committee has a written policy stating that it will approve all regular annual equity awards at one of its meetings in December or during the first quarter of the following year, and that to the extent the committee approves any out-of-cycle stock option awards at other times during the year, such stock option awards will be made during an open window period during which our executive officers and directors are permitted to trade. The committee has not awarded stock options to our executive officers since 2004.

The terms of our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. Our current equity grant policy provides that the chairman of the board has authority to make or modify grants to such employees, subject to the following conditions:

•	no grant may be related to more than 3,000 shares of common stock;

•	such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	the officer must report any such grants to the committee at its next meeting.

In 2005, the committee engaged FPL Associates Compensation (FPL), an independent executive compensation consultant, to perform a comprehensive review of our executive compensation program. During 2006, FPL conducted a comprehensive benchmarking study for our two senior executive officers, which the committee considered in determining the compensation levels of these officers. Please refer to the “Compensation Discussion and Analysis” for more information.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, the board has determined that each of Messrs. Garrison, Leslie and Madden has no material relationship with the company and is independent as defined in the listing standards of the Nasdaq Stock Market, LLC (Nasdaq) director independence standards, as currently in effect. In making this determination, the board, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the board and the company’s legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The board determined that three of the directors are independent.

The board also has determined that each of the members of the audit committee has no material relationship with the company and is independent within the meaning of the Nasdaq independence standards applicable to audit committee members. In addition, the board has determined that each of the members of the audit committee qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (SEC).

Consideration of Director Nominees

In evaluating nominees for membership on the board, the board takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The board evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. A majority of the independent directors then serving on the board must approve any nominee to be recommended by the board to the stockholders.

The board regularly assesses whether it is the appropriate size, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the independent directors consider various potential candidates for director, who may come to their attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the board, regardless of who recommended such candidate, is considered on the basis of the criteria set forth above.

As stated above, the board will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the board by submitting the names and supporting information to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified above; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter signed by the candidate stating his or her willingness to serve.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than January 6, 2009. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2009 annual meeting or 10 days following the public announcement of the date of the 2009 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701.

Communications with the Board

Stockholders and other interested parties may communicate directly with our board (or any individual director) by writing to the director or the chairman of the board of Stratus Properties Inc., c/o 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701. The company or the chairman will forward the stockholder’s communication to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Leslie and Madden. In 2007, none of our executive officers served as a director or member of the compensation committee of another entity where an executive officer served as our director or on our corporate personnel committee.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company, as well as the skill-level required by the company to be an effective member of the board.

Cash Compensation

Each non-employee director receives an annual fee consisting of (a) $12,500 for serving on the board, (b) $1,000 for serving on each committee, (c) $4,000 for serving as chairperson of the audit committee, and (d) $2,000 for serving as chairperson of any other committee. Each director also receives $1,000 for attendance at each board and committee meeting and $500 for participation in each board or committee meeting by telephone conference, as well as reimbursement for reasonable out-of-pocket expenses incurred in attending our board and committee meetings. Mr. Armstrong’s compensation, which includes the attendance fees he received as a director, is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

Equity-Based Compensation

Non-employee directors also receive equity compensation under the 1996 Stock Option Plan for Non-Employee Directors (the 1996 Plan), which was approved by our shareholders. Pursuant to the plan, on September 1st of each year, each non-employee director receives a grant of options to acquire 2,500 shares of our common stock. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. Accordingly, on

September 1, 2007, each non-employee director was granted an option to purchase 2,500 shares of our common stock at a grant price of $32.85.

2007 Director Summary Compensation Table

	Fees Earned
	or Paid in	Option
Name of Director	Cash	Awards(1)	Total

Bruce G. Garrison	$23,000	$38,040	$61,040
James C. Leslie	25,000	38,040	63,040
Michael D. Madden	26,500	38,040	64,540

(1)	Amounts reflect the compensation cost recognized in 2007 in accordance with FAS 123(R), which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. In accordance with the 1996 Plan, on September 1, 2007, each non-employee director was granted an option to purchase 2,500 shares of our common stock with a grant date fair value of $16.30 per share as determined under FAS 123(R). As of December 31, 2007, each director had the following number of options outstanding: Mr. Garrison, 12,500; Mr. Leslie 25,000; Mr. Madden, 25,000.

Election of Directors

Our board of directors has fixed the number of directors at four. The table below shows the members of the different classes of our board and the expiration of their terms.

Class	Expiration of Term	Class Member

Class I	2008 Annual Meeting of Stockholders	Michael D. Madden
Class II	2009 Annual Meeting of Stockholders	Bruce G. Garrison
James C. Leslie
Class III	2010 Annual Meeting of Stockholders	William H. Armstrong III

Our board has nominated the Class I director named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of the Class I director, unless otherwise directed. If, contrary to our present expectations, the nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominee and Other Directors

This table provides certain information as of March 12, 2008, with respect to the director nominee and each other director whose term will continue after the meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupations, Other Directorships	Elected a
Name of Nominee or Director	Age	and Positions with the Company	Director

William H. Armstrong III	43	Chairman of the Board, Chief Executive Officer and President.	1998
Bruce G. Garrison	62	Director — REITs, Salient Trust Company (formerly Pinnacle Trust Company) since 2003, and Vice President from 2000 to 2003.	2002
James C. Leslie	51	Private investor. Chairman of the Board of Ascendant Solutions, Inc. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 until 2001.	1996
Michael D. Madden	59	Managing Partner of BlackEagle Partners LLC (formerly Centurion Capital Partners LLC) since April 2005. Partner of Questor Management Co., merchant bankers, from March 1999 to April 2005. Chairman of the Board of Hanover Capital L.L.C., investment bankers, since 1995.	1992

Stock Ownership of Directors and Executive Officers

Unless otherwise indicated, (a) this table shows the amount of our common stock each of our directors and named executive officers beneficially owned on March 12, 2008, and (b) all shares shown are held with sole voting and investment power.

		Number of	Total Number
	Number of Shares	Shares Subject	of Shares
	Not Subject to	to Exercisable	Beneficially	Percent of
Name of Beneficial Owner	Options	Options(1)	Owned	Class

William H. Armstrong III(2)	294,257	0	294,257	3.9%
John E. Baker(3)	18,863	23,750	42,613		*
Bruce G. Garrison	7,500	6,250	13,750		*
James C. Leslie	45,500	18,750	64,250		*
Michael D. Madden	1,000	18,750	19,750		*
All directors and executive officers as a group (6 persons)	367,120	67,500	434,620	4.8%

*	Ownership is less than 1%

(1)	Number of shares subject to exercisable options reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes 3,250 shares held in his individual retirement account. Does not include 71,000 restricted stock units.

(3)	Does not include 28,750 restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2007, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

This table shows the beneficial owners of more than 5% of our outstanding common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2007, and all shares indicated as beneficially owned are held with sole voting and investment power.

	Total Number of
	Shares Beneficially	Percent of
Name and Address of Person	Owned	Outstanding Shares

Carl E. Berg(1)	1,405,000	18.6%
10050 Bandley Drive
Cupertino, California 95014
Cliffwood Partners LLC(2)	590,884	7.8%
11726 San Vicente Boulevard, Suite 600
Los Angeles, California 90049
Dimensional Fund Advisors LP(3)	392,069	5.2%
1299 Ocean Avenue
Santa Monica, California 90401
High Rise Capital Advisors, L.L.C.(4)	463,434	6.1%
535 Madison Avenue, 26th Floor
New York, New York 10022
Ingalls & Snyder LLC(5)
Robert L. Gipson	1,222,407	16.2%
61 Broadway
New York, New York 10006

(1)	Based on an amended Schedule 13G filed with the SEC on February 13, 2002.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2008, Cliffwood Partners LLC shares voting and investment power over all shares beneficially owned.

(3)	Based on a Schedule 13G filed with the SEC on February 6, 2008.

(4)	Based on an amended Schedule 13G filed with the SEC on February 14, 2008, High Rise Capital Advisors shares voting and investment power over all shares beneficially owned.

(5)	Based on an amended Schedule 13G filed with the SEC on February 14, 2008, Ingalls & Snyder has no voting power but shares investment power over all shares beneficially owned.

Executive Officer Compensation

Compensation Discussion and Analysis

Objectives of our Compensation Program

Our executive compensation program is administered by the corporate personnel committee, which determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. The objectives of our executive compensation program are to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results,

•	tie compensation to the interests of the company’s stockholders, and

•	provide a level of total compensation that will enable the company to attract and retain talented executive officers.

Compensation is intended to reward achievement of business performance goals and to recognize individual initiative and leadership.

Role of Compensation Consultant

In 2005, the committee engaged FPL Associates Compensation to perform a comprehensive review of our executive compensation program, which we previously conducted in 2001. FPL conducted a comprehensive benchmarking study for our two senior executive officers after identifying two comparative peer groups consisting of private and public real estate companies. The private real estate peer group consisted of the following companies, each of which either had significant land holdings or development capabilities: Carson Companies, The Empire Companies, Flagler Development Company, Hillwood Development Company, Industrial Developments International, SunCal Companies, Trammell Crow Residential, Watson Land Company, WISPARK LLC, The Woodlands and Woolbright Development, Inc. The public size-based peer group consisted of the following public real estate investments trusts and one public real estate operating company that historically had similar total capitalization to our company: AmeriVest Properties, Inc., AmREIT, BNP Residential Properties, Inc., Feldman Mall Properties, Inc., Monmouth Real Estate Investment Corporation, Presidential Realty Corporation, Roberts Realty Investors Inc., Thomas Properties Group, Inc. and United Mobile Homes, Inc.

Based on the market findings, FPL delivered a report to our committee and provided compensation alternatives and guidance. Based on FPL’s analysis, we determined that the compensation levels for our named executive officers should target the median percentile of the private company peer group.

In 2006, FPL also reviewed the competitiveness of our compensation practices for our board of directors and recommended modifications to our director compensation program. Our committee recommended, and our board approved, those recommendations effective April 1, 2006.

Components of Executive Compensation

During 2007, the company employed two of its executive officers, William H. Armstrong III and John E. Baker. Executive officer compensation for 2007 included base salary, annual incentive awards and long-term incentive awards in the form of restricted stock units.

Base Salaries

Prior to 2006, the base salaries of our executive officers had remained at the same levels since 2002. As discussed above, during 2006 we conducted a comprehensive review of our executive compensation program with the assistance of FPL. Effective January 1, 2006, the base salaries of our executive officers were increased to make them consistent with the median competitive market data for the private real estate peer group as set forth above. We did not make any adjustments to the base salaries of our executive officers during 2007.

Annual Incentive Awards

We provided annual cash incentives to our chief executive officer and chief financial officer for 2007 through the company’s performance incentive awards program, which is designed to provide annual cash awards based on company performance. When determining the actual amounts awarded to participants for any year, the committee makes a subjective determination after considering the overall performance of the company. We have a small group of executive officers, and the committee’s decisions regarding annual awards reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of their significant impact on the company’s overall success. We concluded that the level of corporate performance achieved in 2007 warranted the payment of a cash bonus to Mr. Armstrong and Mr. Baker in the amounts shown in the Summary Compensation Table.

Long-Term Incentive Awards

In 2002, we established long-term incentive award guidelines intended to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align the officer’s financial interests with those of the company’s stockholders. Pursuant to this plan, we established target levels based upon the position of each participating officer and granted long-term incentive awards within those levels based upon our subjective assessment of corporate and individual performance. In the past, participating officers received approximately two-thirds of their long-term incentive awards in the form of stock options and approximately one-third in the form of restricted stock units. However, due to an insufficient number of shares remaining available for grant under the company’s stock incentive plans, we have been unable to grant long-term incentive awards to our executive officers using these parameters since the grants made in December 2004. After evaluating the corporate and individual performance of our executive officers and the shares available for grant and after considering the overall compensation of our executive officers, we granted 27,000 restricted stock units to our chief executive officer and 11,000 restricted stock units to our chief financial officer in each of January 2007 and December 2007. The restricted stock units will ratably convert into shares of our common stock over a four-year period on each grant date anniversary.

Total Compensation

In determining the amount of the annual incentive awards and the long-term incentive awards, the committee considered the total compensation (base salary, bonus and the value of the restricted stock unit award) paid to each executive officer in 2006. The committee concluded that the level of corporate performance achieved in 2007 warranted the payment of total compensation comparable to amounts awarded in 2006 as reflected in the table below.

				Grant Date
				Fair Value
				of Stock
	Year	Salary	Bonus	Awards(1)	Total

William H. Armstrong III	2007	$400,000	$500,000	$781,650	$1,681,650
Chairman of the Board,	2006	400,000	500,000	908,280	1,808,280
President & Chief Executive Officer
John E. Baker	2007	225,000	300,000	318,450	843,450
Senior Vice President &	2006	225,000	300,000	370,040	895,040
Chief Financial Officer

(1)	The grant date fair value of restricted stock units was based on the $33.64 and $28.95 market values per share of our common stock on January 24, 2007 and December 12, 2007, respectively. See “Grants of Plan-Based Awards.”

Equity Awards Policies

Determination of Exercise Price of Options.  Under our incentive plans, the exercise price of each stock option granted cannot be less than the fair market value of a share of our common stock on the grant date. Historically, we have used the average of the high and low sale price on the grant date to determine fair market value. In March 2007, the committee revised its policies going forward to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

Timing of Equity Awards.  To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at either its last meeting of a fiscal year (usually held in December) or its first meeting of the following year (usually held in January). Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, these meetings are scheduled approximately four to five months in advance. In March 2007, the committee formally approved a written policy stating that it will approve all regular annual equity awards at one of its meetings in December or during the first quarter of the following year, and that to the extent the committee approves any out-of-cycle stock option awards at other times during the year, such stock option awards will be made during an open window period during which our executive officers and directors are permitted to trade.

Post-Employment Compensation

We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code that is available to all qualified employees, and in which our executive officers participate. We do not provide other forms of post-employment compensation to our executives, other than the change of control benefits described below and the acceleration of the vesting of certain equity awards as further described in the section titled “Potential Payments Upon Termination or Change of Control.”

Effective January 26, 2007, we entered into change of control agreements with Mr. Armstrong and Mr. Baker. The company believes that these severance protections, in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers. We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we have elected to provide severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

The benefits provided to Messrs. Armstrong and Baker in connection with a termination following a change of control are described below under “Potential Payments upon Termination or Change of Control.” The payment of cash severance benefits is only triggered by an actual or constructive termination of employment, and not by a change of control alone. Messrs. Armstrong and Baker would also be entitled to accelerated vesting of their outstanding stock options and restricted stock units automatically on a change of control of the company pursuant to the terms of those awards.

Section 162(m)

Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. We believe that that the company will be entitled to a full deduction with respect to the non-qualified stock options granted in prior years, however, we do not believe that the restricted stock units granted to our executive officers will qualify as performance-based compensation under Section 162(m). Our policy is to structure compensation that will be fully deductible where doing so will further the purposes of the company’s executive compensation programs.

Corporate Personnel Committee Report On Executive Compensation

The corporate personnel committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee:

James C. Leslie, Chairman	Michael D. Madden

Summary Compensation Table

The table below summarizes the total compensation paid or earned for the fiscal years ended December 31, 2007, 2006 and 2005 by our chief executive officer and chief financial officer (collectively, the named executive officers), the only two executive officers whom we employed during the fiscal year ended December 31, 2007.

Summary Compensation Table

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Total

William H. Armstrong III	2007	$400,000	$500,000	$570,768	$259,484	$50,518	$1,780,770
Chairman of the Board,	2006	400,000	500,000	388,980	333,922	48,226	1,671,128
President & Chief	2005	280,000	420,000	199,015	400,902	44,700	1,344,617
Executive Officer
John E. Baker	2007	225,000	300,000	741,720	90,272	31,848	1,388,840
Senior Vice President &	2006	225,000	300,000	403,096	114,568	31,348	1,074,012
Chief Financial Officer	2005	170,000	255,000	74,661	136,875	27,822	664,358

(1)	In 2007 and 2006, amounts reflect the compensation cost recognized in 2007 and 2006 respectively in accordance with FAS 123(R), which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. For additional information relating to the assumptions made by us in valuing these awards, refer to Note 1 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. In 2005, amounts reflect the pro forma compensation cost that would have been recognized in 2005 had FAS 123(R) been effective as of January 1, 2005.

(2)	Consists of contributions to defined contribution plans, payments for life insurance policies, and director fees as follows:

			Life
		Plan	Insurance	Director
Name	Date	Contributions	Premiums	Fees

William H. Armstrong III	2007	$30,792	$2,726	$5,000
	2006	29,500	2,726	4,000
	2005	28,000	2,700	2,000
John E. Baker	2007	29,500	2,348	—
	2006	29,000	2,348	—
	2005	25,500	2,322	—

In 2007, the amount for Mr. Armstrong also includes $12,000 for use of a company-leased car, which the company provides for business availability. Mr. Armstrong reimburses the company on a quarterly basis for monthly lease payments in excess of $1,000. Amounts in 2006 and 2005 were adjusted to reflect the $12,000 for use of the company-leased car.

Grants of Plan-Based Awards

		All Other Stock
		Awards: Number	Grant Date Fair
		of Shares of	Value of
Name	Grant Date	Stock or Units(1)	Stock Awards(2)

William H. Armstrong III	01/24/07	27,000	$908,280
	12/12/07	27,000	781,650
John E. Baker	01/24/07	11,000	370,040
	12/12/07	11,000	318,450

(1)	Represents grants of common stock restricted stock units pursuant to the company’s 1998 Stock Option Plan.

(2)	The grant date fair value of restricted stock units was based on the $33.64 and $28.95 market values per share of our common stock on January 24, 2007 and December 12, 2007, respectively.

Outstanding Equity Awards as of December 31, 2007

	Option Awards(1)				Stock Awards
	Number of	Number of			Number	Market Value
	Securities	Securities			of Shares	of Shares
	Underlying	Underlying			or Units of	or Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price(2)	Date	Vested(3)	Vested(4)

William H. Armstrong III	—	17,500	$16.015	12/30/2014	86,500	$2,935,810
John E. Baker	3,750	—	9.250	12/17/2012	35,000	1,187,900
	7,500	—	10.555	12/17/2013
	12,500	6,250	16.015	12/30/2014

(1)	The stock options will become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. All the unexercisable stock options held by our named executive officers will vest on December 30, 2008.

(2)	The exercise price of each outstanding stock option reflected in this table was determined by reference to (1) the average of the high and low quoted per share sale price on the grant date, or if there are no reported sales on such date, on the last preceding date on which any reported sale occurred or (2) such greater price as determined by the corporate personnel committee. In March 2007, the corporate personnel committee revised its policies going forward to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

(3)	The shares of restricted stock units held by our named executive officers as of December 31, 2007 will vest as follows:

	Total
	Unvested
	Restricted
Name	Stock Units	Vesting Schedule

Mr. Armstrong	86,500	6,250 shares vesting on 12/30/08;
		8,750 vesting on each of 1/16/08, 1/16/09 and 1/16/10;
		6,750 shares vesting on 1/24/08, 1/24/09, 1/24/10 and 1/24/11 and;
		6,750 shares vesting on each of 12/12/08, 12/12/09, 12/12/10 and 12/12/11
Mr. Baker	35,000	2,500 shares vesting on 12/30/08;
		3,500 vesting on each of 1/16/08, 1/16/09 and 1/16/10;
		2,750 shares vesting on each of 1/24/08, 1/24/09, 1/24/10 and 1/24/11 and;
		2,750 shares vesting on each of 12/12/08, 12/12/09, 12/12/10 and 12/12/11

(4)	The market value of the unvested restricted stock units reflected in this table was based on the $33.94 market value per share of our common stock on December 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(1)

William H. Armstrong III	46,500	$896,303	18,500	$606,585
John E. Baker	—	—	7,250	238,290

(1)	For option awards, amount realized is based on the difference between the closing market price on December 31, 2007 and the exercise price of each option. For stock awards, amount realized is based on the closing sale price on the date of vesting of the restricted stock units, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Potential Payments Upon Termination or Change of Control

Pursuant to the terms of our stock incentive plans and the agreements thereunder, terminations of employment under certain circumstances and a change of control will result in the vesting of outstanding stock options and restricted stock units, as described below.

Stock Options.  Upon termination of employment as a result of death, disability or retirement, the portion of any outstanding stock options that would have become exercisable within one year of such termination of employment will vest. In addition, upon a change of control of the company, all unvested stock options will vest.

Restricted Stock Units.  Upon (1) termination of employment as a result of death, disability or retirement, or termination of employment by the company without cause at the discretion of the corporate personnel committee, or (2) a change of control of the company, the executives’ outstanding restricted stock units will vest.

Change of Control Agreements.  In January 2007, we entered into change of control agreements with Mr. Armstrong and Mr. Baker. These agreements entitle each executive to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. Each agreement provides that if, during the three-year period following a change of control, the company or its successor terminates the executive other than by reason of death, disability or cause, or the executive voluntarily terminates his employment for good reason, the executive will receive:

•	his pro-rata bonus;

•	a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive during the three fiscal years immediately preceding the termination date; and

•	continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

The benefits provided under the agreements are in addition to the value of any options to acquire shares of our common stock, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any restricted stock units, the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, and any other incentive or similar plan adopted by us. If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2007 termination date, and where applicable, using the closing price of our common stock of $33.94 (as reported on the Nasdaq as of December 31, 2007). The table does not include amounts that may be payable under our 401(k) plan.

			Restricted
		Options	Stock Units
	Lump Sum	(Unvested	(Unvested
	Severance	and	and	Health	Tax
Name	Payment	Accelerated)(1)	Accelerated)(2)	Benefits	Gross-Up	Total

William H. Armstrong III
• Retirement, Death, Disability	n/a	$313,688	$2,935,810	n/a	n/a	$3,249,498
• Termination after Change of Control(1)	$2,691,000	313,688	2,935,810	$26,485	$0	5,966,983
John E. Baker
• Retirement, Death, Disability	n/a	112,031	1,187,900	n/a	n/a	1,299,931
• Termination after Change of Control(1)	1,569,750	112,031	1,187,900	19,294	0	2,888,975

(1)	The value of the options that would have become exercisable for each named executive officer is based on the difference between the closing market price on December 31, 2007 and the exercise price of each option.

(2)	The value of the restricted stock units that would have vested for each named executive officer is based on the closing market price on December 31, 2007.

Certain Transactions

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. We are currently not a party to any such related party transactions.

Audit Committee Report

The audit committee is currently composed of three directors, all of whom are independent, as defined in the Nasdaq listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external auditors and internal auditors and (4) the independence of the company’s external auditors.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditors, respectively.

During 2007, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee received periodic updates of this process from management and PricewaterhouseCoopers LLP at each regularly scheduled audit committee meeting. The audit committee also reviewed and discussed with management and PricewaterhouseCoopers LLP management’s report on internal control over financial reporting and PricewaterhouseCoopers LLP’s report on their audit of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2007.

Appointment of Independent Auditors; Financial Statement Review

In March 2007, in accordance with our charter, our committee appointed PricewaterhouseCoopers LLP as the company’s independent auditors for 2007. We have reviewed and discussed the company’s audited financial statements for the year 2007 with management and PricewaterhouseCoopers LLP. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and PricewaterhouseCoopers LLP provided an opinion to the same effect.

We have received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with PricewaterhouseCoopers LLP their independence from the company and management. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

In addition, we have discussed with PricewaterhouseCoopers LLP the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2007, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. PricewaterhouseCoopers LLP also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2007.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In March 2007, in accordance with our charter, our committee appointed Holtzman Moellenberg Panozzo & Perkins, LLP as the company’s internal auditors for 2007.

Dated:  March 25, 2008

Michael D. Madden, Chairman	Bruce G. Garrison	James C. Leslie

Independent Auditors

Fees and Related Disclosures for Accounting Services

The following table discloses the fees that PricewaterhouseCoopers LLP billed the company for professional services rendered in each of the last two fiscal years:

	2007	2006

Audit Fees	$232,500	$304,140
Audit-Related Fees	—	—
Tax Fees(1)	1,250	20,000
All Other Fees	—	—

(1)	Relates to services rendered for review of federal, state and local income, franchise, and other tax returns.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the independent auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

In March 2008, our audit committee appointed PricewaterhouseCoopers LLP as our independent auditors for 2008. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2008. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, our audit committee will reconsider this appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

STRATUS PROPERTIES INC.
Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of Stockholders, May 6, 2008
     The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Stratus Properties Inc. at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2008, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.
     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲FOLD AND DETACH HERE▲

Please mark your votes as indicated in this example
Your Board of Directors recommends a vote FOR Items 1 and 2 below.

		FOR	WITHHOLD
Item 1-	Election of the nominee for director. Michael D. Madden	☐	☐

		FOR	AGAINST	ABSTAIN
Item 2-	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐

Signature(s)	Dated:	, 2008

You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1 and 2.

▲FOLD AND DETACH HERE▲
STRATUS PROPERTIES INC. OFFERS STOCKHOLDERS OF RECORD
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INTERNET VOTING
Visit the Internet voting website at http://www.ivselection.com/stratus08. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Standard Time on May 5, 2008.
VOTING BY MAIL
Simply sign and date your proxy card and return it in the postage-paid envelope to Kenneth N. Jones, General Counsel and Secretary, Stratus Properties Inc., P.O. Box 17149, Wilmington, Delaware 19885-9810. If you are voting by Internet, please do not mail your proxy card.